1ST NET TECHNOLOGIES, INC.
                                AND SUBSIDIARIES

                       COMPUTATION OF EARNINGS PER SHARE

                                                           FOR THE YEAR ENDED
                                                        --------------------------

                                                        DECEMBER 31,  DECEMBER 31,
                                                           1999           1998
                                                        ------------  ------------
Net Income............................................  $(1,525,313)   $ (286,076)
Weighted Average Number of common shares
  outstanding.........................................    4,633,350     3,165,500
Incremental Shares for Computing fully diluted
  earnings per share..................................      515,000         5,000
Total Number of Shares for Computing fully diluted
  earnings per share..................................    5,148,350     3,170,500
Primary Earnings Per Share............................  $      (.33)   $   (0.090)
Diluted Earnings Per Share............................  $      (.33)   $   (0.090)


     In February 1997, the FASB issued Statement of Financial Accounting Standard No. 128, "Earnings Per Share" (SFAS 128). SFAS 128 specifies the computation, presentation, and disclosure requirements of earnings per share and supersedes Accounting Principles Board Opinion 5, "Earnings Per Share". SFAS 128 requires dual presentation of basic and, where applicable, diluted earnings per share. Basic earnings per share, which excludes the impact of common stock equivalents, replaces primary earnings per share. Diluted earnings per share which utilizes the average market price per share or ending market price per share when applying the treasury stock method in determining common stock equivalents, replaces fully-diluted earnings per share. SFAS 128 is effective for the Company in 1999 and 1998. In the years ended December 31, 1999, and 1998, this adoption of SFAS 128 has not been presented in the presentation of Diluted earnings per share for those periods, due to the anti-dilutive effect of losses in both periods. Basic earnings per share have been computed using the weighted average number of common shares and common share equivalents outstanding.